Exhibit 4.76

Confidential

MORGAN STANLEY SENIOR FUNDING, INC.
1585 BROADWAY
NEW YORK, NEW YORK  10036

GLITNIR BANKI HF

222 EAST 41 STREET

NEW YORK, NEW YORK 10017

HIGHLY CONFIDENTIAL

November 1, 2007

Nevada Geothermal, Inc.

Suite 900-409 Granville Street

Vancouver, BC V6C 1T2

Canada

Attn:

Brian D. Fairbank

President and CEO

AMENDED AND RESTATED COMMITMENT LETTER

Ladies and Gentlemen:

Reference is made to that certain commitment letter, dated as of July 25, 2007 (the “Original Commitment Letter”), by and among Nevada Geothermal Power Company (the “Sponsor” or “you”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and Morgan Stanley & Co., Inc. (“MS&Co,” and together with MSSF and the affiliates, “Morgan Stanley”), pursuant to which (i) Morgan Stanley has agreed to structure, arrange and syndicate up to $100 million in senior bank debt in the form of a $100 million construction loan facility (the “Facility”) to finance the development and construction by your indirect wholly-owned subsidiary, NGP Blue Mountain I LLC (the "Borrower"), of a 31.25 MW geothermal power production facility (the "Project"), and (ii) MSSF has committed to provide the entire principal amount of the Facility.

Whereas, the parties to the Original Commitment Letter intend (i) to extend the deadline by which certain conditions precedent to the Closing will have to be satisfied from December 31, 2007 to June 30, 2008, (ii) to permit the size of the Facility to be increased under certain circumstances set forth below and (iii) to allow Glitnir Banki hf (“Glitnir”) to provide 50% of the entire principal amount of the Facility and to reduce the Morgan Stanley’s commitment proportionately, in consideration of the mutual covenants and agreements set forth herein and the Sponsor’s commitment to cause the Borrower to diligently pursue completion of the Project, the parties hereto hereby agree to amend and restate the Original Commitment Letter in its entirety to read as follows:

Confidential

You have advised us that you intend to finance the Transaction and the costs and expenses related to the Transaction (as hereinafter defined) from the following sources: (a) an equity contribution representing no less than $23 million of development costs in respect of the Project will have been contributed prior to the Closing Date (the “Equity Financing”) to the Borrower by you and your affiliates and (b) senior bank debt in the form of a construction loan facility (the “Credit Facility”) with a principal amount up to $100 million or, in the event that the Tax Investor referred to in the Summary of Terms has agreed to increase its commitment above $100 million, an amount equal to such higher equity commitment; provided that the principal amount of the Credit Facility shall not exceed $115 million.  The Equity Financing and the entering into and funding of the Credit Facility and all related transactions are hereinafter collectively referred to as the “Transaction.”

1.

Commitments.  In connection with the foregoing, (a) each of MSSF and Glitnir is pleased to advise you of its commitment to severally (and not jointly) provide 50% of the principal amount of the Credit Facility and (ii) MSSF is pleased to advise you of its commitment to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facility, all upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex I (collectively, the “Summary of Terms” and, together with this letter agreement, the “Commitment Letter”), and (b) each of MS&Co and Glitnir is pleased to advise you of its willingness to act, as arranger and book running manager (with MS&Co having “left side” designation) (in such capacity, the “Joint Lead Arrangers”) for the Credit Facility, and to use commercially reasonable efforts to form a syndicate of financial institutions and institutional lenders (collectively, the “Lenders”) in consultation with you for the Credit Facility. It is a condition to each of Glitnir’s and MSSF’s commitment hereunder that sufficient funding is available for the construction of the Project at Closing. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.  If you accept this letter as provided below in respect of the Credit Facility, the date of the initial funding under the Credit Facility is referred to herein as the “Closing Date.”

2.

Syndication.  The Joint Lead Arrangers intend to commence syndication of the Credit Facility at a time in their discretion after your acceptance of the terms of this Commitment Letter and the Fee Letters, and the commitments of MSSF and Glitnir hereunder, as applicable, related to the Credit Facility shall be reduced dollar-for-dollar on a pro rata basis as and when corresponding commitments are received from the Lenders.  You agree to actively assist, and to cause the Borrower to actively assist, the Joint Lead Arrangers in achieving a syndication of the Credit Facility that is satisfactory to the Joint Lead Arrangers.  Such assistance shall include (a) your providing and causing your advisors to provide the Joint Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Joint Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Borrower and your and its advisors, or on your or their behalf, relating to the Transaction, (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of  the Credit Facility, (c) your using your best efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing lending relationships and the existing lending relationships of the Borrower and (d) your otherwise assisting the Joint Lead Arrangers in their syndication efforts, including by making your officers and advisors and the officers and advisors of the Borrower available from time to time to attend and make presentations regarding the business and prospects of the Borrower, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that the Joint Lead Arrangers will manage and control all aspects of the syndication of the Credit Facility, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is understood that the Morgan Stanley name will appear to the left of the name of any other Joint Lead Arranger, agent or arranger on any Information Memorandum or other document related to the Facility.

It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Joint Lead Arrangers. It is further understood that all Lenders participating in the Credit Facility will sign confidentiality agreements in form and substance similar to the confidentiality agreement signed by MSSF and Glitnir in connection with the Power Purchase Agreement with Nevada Power Company, dated August 18, 2006.

3.

Information Requirements.  You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to MSSF, the Joint Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) or by the Borrower or any of its representatives (or on their behalf) in connection with any aspect of the Transaction (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning the Borrower that have been or are hereafter made available to MSSF, the Joint Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) or by the Borrower or its representatives (or on its behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions.  You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date.  In issuing this commitment and in arranging and syndicating the Credit Facility, Morgan Stanley, Glitnir and their respective affiliates are and will be using and relying on the Information and the Projections without independent verification thereof.

You hereby acknowledge that (a) MSSF and Glitnir will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  You hereby agree that (w) you will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Borrower Materials and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized MSSF and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

4.

Fees and Indemnities.  You agree to reimburse each of the Joint Lead Arrangers from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to the Joint Lead Arrangers and the Administrative Agent, and of any special and local counsel to the Lenders retained by the Joint Lead Arrangers, and due diligence expenses) incurred in connection with the Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You also agree to indemnify and hold harmless Morgan Stanley, Glitnir, each other Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except only for (a) direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct and (b) that each Lender shall remain liable to you (and only to you) severally in respect solely of its own commitment in respect of the Credit Facility and not jointly, for direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have been caused by breach of its obligations hereunder to negotiate in good faith definitive documentation for the Credit Facility on the terms set forth herein.

5.

Conditions to Financing.  The commitment of each of MSSF and Glitnir in respect of the Credit Facility and the undertaking of MS&Co and Glitnir to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to each of Morgan Stanley and Glitnir, in its sole discretion:  (a) you shall have accepted the separate fee letter addressed to you dated the date hereof from MSSF and MS&Co (the “MSSF Fee Letter”) and from Glitnir (the “Glitnir Fee Letter,” and together with the MSSF Fee Letter, the “Fee Letters”) as provided therein for the Credit Facility; and you shall have paid, or caused the Borrower to pay, all applicable fees that are due thereunder; (b) the negotiation, execution and delivery of definitive documentation in accordance with the Summary of Terms with respect to the Credit Facility satisfactory to the Joint Lead Arrangers; (c) completion by us of a due diligence review of the assets (including receipt of a customary independent engineering report), liabilities (including contingent liabilities) and businesses of the Borrower, including without limitation as to legal and accounting matters, in scope and with results satisfactory to the Joint Lead Arrangers; (d) except for any bridge financing provided by Glitnir or any additional equity provided by you prior to and during the syndication of the Credit Facility, there shall be no other offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its affiliates; (e) no material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred that, in the judgment of the Joint Lead Arrangers, would impair the syndication of the Credit Facility or the ability of MSSF or Glitnir to provide the Credit Facility; (f) the absence of any change, occurrence or development (including, without limitation, as a result of regulatory changes applicable to the Borrower) that has had or could reasonably be expected to have a material adverse effect on the condition, business, results, operations or prospects of the Borrower, (g) neither MSSF, MS&Co, Glitnir nor any of their respective affiliates becoming aware after the date hereof of any information, or any event, development or change that, in our reasonable judgment, is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof; (h) final approval by each of Morgan Stanley and Glitnir credit committee and the attainment of any other internal approvals; and (i) the other conditions precedent set forth in the Summary of Terms.

6.

Confidentiality.  This Commitment Letter, the Fee Letters and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letters (a) on a confidential basis to the board of directors and advisors of the Borrower in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (c) after written notice to the Joint Lead Arrangers of any legally required disclosure, as otherwise required by law.

You should be aware that each of Morgan Stanley and Glitnir may be providing financing or other services to parties whose interests may conflict with yours.  However, be assured that, consistent with their longstanding policy to hold in confidence the affairs of their customers, neither Morgan Stanley nor Glitnir will furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to you, the Borrower and your and its respective affiliates with the same degree of care as they treat their own confidential information.  By the same token, neither Morgan Stanley nor Glitnir will make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that Morgan Stanley and Glitnir are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you, the Borrower or any of your or its respective affiliates that is or may come into the possession of Morgan Stanley or any of its affiliates and Glitnir or any of its affiliates.

7.

Survival of Obligations.  The provisions of numbered paragraphs 3, 4 and 6 shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Morgan Stanley or Glitnir hereunder; provided, however, that you shall be deemed released from your obligations hereunder (other than those contained in numbered paragraphs 2 and 6) if you have accepted the commitments hereunder in respect of the Credit Facility, upon the execution and delivery by the Borrower of all definitive documentation for the Credit Facility and the initial extension of credit thereunder.

8.

Miscellaneous.  This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier shall be effective as delivery of a manually executed counterpart thereof.

Morgan Stanley and Glitnir hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies you, the Borrower and each Guarantor (as defined in the Summaries of Terms), which information includes names and addresses and other information that will allow Morgan Stanley and Glitnir to identify you, the Borrower and each Guarantor in accordance with the Patriot Act.

You acknowledge and agree that in connection with all aspects of each transaction contemplated by this Commitment Letter and the Fee Letters, you, Morgan Stanley and Glitnir have an arms-length business relationship that creates no fiduciary duty on the part of Morgan Stanley or Glitnir and each expressly disclaims any fiduciary relationship.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of you, Morgan Stanley and Glitnir hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of Morgan Stanley, Glitnir in the negotiation, performance or enforcement hereof.  Each of you, Morgan Stanley and Glitnir hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  Each of you, Morgan Stanley and Glitnir waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter, together with the Summary of Terms and the Fee Letters, embodies the entire agreement and understanding among MSSF, MS&Co, Glitnir, you, the Borrower and your and its affiliates with respect to the Credit Facility and supersedes all prior agreements and understandings relating to the subject matter hereof.  However, please note that the terms and conditions of the commitments of MSSF and Glitnir and the undertaking of MS&Co and Glitnir hereunder are not limited to those set forth herein or in the Summary of Terms.  Those matters that are not covered or made clear herein are subject to mutual agreement of the parties.  No party has been authorized by MSSF, MS&Co or Glitnir to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of MSSF, MS&Co and Glitnir under this Commitment Letter with respect to the Credit Facility will expire at 5:00 p.m. (New York City time) on November 1, 2007 unless you execute this Commitment Letter as provided below and the Fee Letters as provided therein to accept such commitments and return it to us prior to that time.  Thereafter, all accepted commitments and undertakings of MSSF, MS&Co and Glitnir hereunder will expire on the earliest of (a) June 30, 2008, unless the Closing Date occurs on or prior thereto and (b) if any event occurs or information becomes available that, in the judgment of MSSF, MS&Co or Glitnir, results or is reasonably likely to result in the failure to satisfy any condition set forth in the fifth paragraph of this Commitment Letter.  In addition, all accepted commitments and undertakings of MSSF, MS&Co and Glitnir hereunder may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letters on a timely basis.

Please note that each of MS&Co and Glitnir is a full service firm engaged in securities trading, brokerage activities and commodities trading as well as providing investment banking, financing and financial advisory services.  In the ordinary course of our trading, brokerage and financing activities, each of MS&Co and Glitnir may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or securities or loans of your affiliates or another company that may be involved in this Transaction.  In addition, please note that certain affiliates of each of MS&Co and Glitnir engage in the proprietary trading of commodities for their own account.  Such proprietary trading activities may involve establishing positions that may adversely affect the market price, rate, index or other market factors underlying any contract that you may enter into with affiliates of each of MS&Co and Glitnir in connection with the Transaction.

Confidential

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:__/s/__________________________________
Title:  Vice President

MORGAN STANLEY & CO., INC.

By:__/s/__________________________________
Title: Vice President

GLITNIR BANKI HF

By:____________________________________
Title:

GLITNIR BANKI HF

By:____________________________________
Title:

Accepted and Agreed to as of November 1, 2007:

NEVADA GEOTHERMAL POWER COMPANY

By:   /s/ Andrew Studley
Title: CFO